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                                                                      EXHIBIT 99

Contact:    Brian P. Campbell
            President and Chief Executive Officer
            (734) 747-7025 ext. 129


                  KAYDON CORPORATION ANNOUNCES THE SALE OF ITS
                           FLUID POWER PRODUCTS GROUP


Ann Arbor, Michigan, January 4, 2002

         Kaydon Corporation (NYSE:KDN) announced today that it has sold substantially all of the assets and liabilities of its Fluid Power Products Group in a transaction effective as of December 31, 2001. The sale follows the previously disclosed write-down of assets related to the Fluid Power Products Group completed during the third quarter of 2001 and subsequent review of strategic alternatives for the business. The transaction is not expected to have a material impact on the fourth quarter or full year financial results.

         Brian P. Campbell, Kaydon's President and Chief Executive Officer stated, "Due to recent adverse developments and changes in competitive dynamics affecting the hydraulic fluid power products markets, during the third quarter of 2001 the Company reconsidered its ongoing participation in these markets. It was our view that the companies in these markets no longer met Kaydon's long-term growth and profit objectives. We view the disposition of the Fluid Power Products Group as another positive step toward re-profiling Kaydon in order to provide increased future shareholder value."

         In commenting further, Mr. Campbell stated, "Operating performance in 2001 of the Fluid Power Products Group were forecasted to be in a sales range of $45.0-50.0 million with an operating loss of approximately $10.0 million. The peak in the business occurred during the first quarter of 1998. In calendar 1998 sales were approximately $94.0 million with an EBIT margin of approximately 16.0 percent."

         Mr. Campbell added, "During 2001, it became apparent that the Fluid Power Products Group needed more critical mass to maintain and grow its competitive position. The assets of the Fluid Power Products Group, comprised of three operating plant locations, were sold to a private ownership group which already participates in the hydraulic fluid power products market."

         Kaydon Corporation is a leading designer and manufacturer of custom engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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                  Certain statements in this press release are forward-looking within the meaning of the federal securities laws, such as the Company's expectations regarding future financial performance. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, the outcome of pending and future litigation and governmental proceedings and risks and uncertainties listed or disclosed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking statements. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.